MFA
MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 14, 2008		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Mortgage Investments, Inc.
Announces Fourth Quarter 2007 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported earnings available to common stockholders of $18.6 million, or $0.16 per share of common stock, for the fourth quarter ended December 31, 2007.  On December 13, 2007, MFA announced its fourth quarter dividend of $0.145 per share of common stock.  The dividend was paid on January 31, 2008 to stockholders of record as of December 31, 2007.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “In light of continuing concerns regarding the residential mortgage and housing market, we are pleased with both our strategy of investing in high-quality assets and our fourth quarter 2007 financial results.  Our portfolio spread and dividend have trended up in each of the last four quarters.  At December 31, 2007, approximately 99% of our assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.”

Mr. Zimmerman added, “Concerns about increased mortgage delinquencies have led investors to question the underlying risk and value of MBS across the ratings spectrum.  Banks, brokers and insurers have announced billions in losses from exposure to the U.S. mortgage credit market.  These losses have reduced financial industry capital and have led to reduced liquidity.  This reduced liquidity has led to forced asset sales creating attractive investment opportunities for MFA.”

Mr. Zimmerman continued, “In the fourth quarter, we completed two public offerings of our common stock.  On October 5, 2007, we completed a public offering of 8,050,000 shares priced at $7.90 and received net proceeds of approximately $60.2 million, and on November 14, 2007 we completed a public offering of 17,250,000 shares priced at $7.95 and received net proceeds of approximately $130.0 million.  Subsequent to yearend, on January 23, 2008, we completed an additional public offering of 28,750,000 shares priced at $9.25 and received net proceeds of approximately $253.0 million.  We have invested these equity proceeds on a leveraged basis in additional Agency MBS.  The investment of this equity along with our reduced funding costs due to declines in interest rates should lead to increased earnings and portfolio spreads in the first quarter of 2008.”

During the fourth quarter of 2007, MFA acquired or committed to purchase approximately $1.837 billion of Agency MBS.  These transactions increased MFA’s concentration in Agency MBS and positively impacted our portfolio spread.  At December 31, 2007, Agency MBS and related receivables constituted approximately 92% of MFA’s assets (or approximately $7.911 billion), “AAA” MBS and related receivables were approximately 5% (or approximately $427 million), and total cash was approximately 3% (or approximately $234 million).  The weighted average cost basis of our MBS portfolio was 101.25% of par at December 31, 2007.   MFA’s MBS assets are relatively liquid and continue to be financed with multiple funding providers through repurchase agreements. MFA’s leverage as measured by assets-to-equity was 9.3x on December 31, 2007.

MFA’s primary focus is Agency, higher coupon hybrid and adjustable-rate MBS assets.  The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.    Assuming a 20% Constant Prepayment Rate (or CPR), approximately 31% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 85% expected to reset or prepay during the next 60 months.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates.  In measuring its assets-to-borrowing repricing gap, MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 20% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of December 31, 2007, was approximately 33 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 23 months, resulting in a repricing gap of approximately ten months. The prepayment speed on MFA’s MBS portfolio averaged 13.4% CPR during the fourth quarter of 2007.

During the fourth quarter of 2007, the gross yield on MFA’s interest-earning assets was approximately 6.08%, while the net yield on interest-earning assets was 5.70%, primarily reflecting the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 5.70% and its 5.05% cost of funds, was 0.65% for the fourth quarter of 2007.  By comparison, the portfolio spread in the third quarter of 2007 was 0.36%.  MFA’s costs for compensation and benefits and other general and administrative expense were $3.2 million or 0.16% of average assets for the quarter ended December 31, 2007.  As of December 31, 2007, MFA’s book value per share of common stock was $6.76.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) or receiving a Plan prospectus may do so by contacting BNY Mellon Shareowner Services, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Thursday, February 14, 2008, at 10:00 a.m. (New York City time) to discuss its fourth quarter 2007 financial results.  The number to dial in order to listen to the conference call is (800) 762-7308 in the U.S. and Canada.  International callers must dial (480) 629-9025.  The replay will be available through Thursday, February 21, 2008, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  911216.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2007	2006
(In Thousands, Except Per Share Amounts)
Assets:
MBS, at fair value (including pledged MBS of $8,046,947 and $6,065,021 at December 31, 2007 and 2006, respectively)	$8,301,183	$6,340,668
Income notes	1,614	—
Cash and cash equivalents	234,410	47,200
Restricted cash	4,517	—
Interest receivable	43,610	33,182
Interest rate cap agreements, at fair value	—	361
Swap agreements, at fair value	103	2,412
Real estate, net	11,611	11,789
Goodwill	7,189	7,189
Prepaid and other assets	1,622	1,166
Total Assets	$8,605,859	$6,443,967

Liabilities:
Repurchase agreements	$7,526,014	$5,722,711
Accrued interest payable	20,212	23,164
Mortgage payable on real estate	9,462	9,606
Swaps, at fair value	99,836	1,893
Dividends and dividend equivalents payable	18,005	4,899
Accrued expenses and other liabilities	5,067	3,136
Total Liabilities	7,678,596	5,765,409

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at December 31, 2007 and 2006 ($96,000 aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized; 122,887 and 80,695 issued and outstanding at December 31, 2007 and 2006, respectively	1,229	807
Additional paid-in capital, in excess of par	1,085,760	776,743
Accumulated deficit	(89,263)	(68,637)
Accumulated other comprehensive loss	(70,501)	(30,393)
Total Stockholders’ Equity	927,263	678,558
Total Liabilities and Stockholders’ Equity	$8,605,859	$6,443,967

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$109,948	$70,836	$380,170	$216,871
Interest income on short-term cash investments	2,285	644	4,493	2,321
Interest income on income notes	51	—	158	—
Interest Income	112,284	71,480	384,821	219,192

Interest Expense	88,881	62,114	321,305	181,922

Net Interest Income	23,403	9,366	63,516	37,270

Other Income:
Net gain (loss) on sale of MBS	347	—	(21,793)	(23,113)
Revenue from operations of real estate	407	396	1,638	1,556
Loss on early termination of Swaps	—	—	(384)	—
Miscellaneous other income, net	95	121	422	708
Other Income (Loss)	849	517	(20,117)	(20,849)

Operating and Other Expense:
Compensation and benefits	1,775	1,191	6,615	5,725
Real estate operating expense and mortgage interest	464	369	1,764	1,617
Other general and administrative	1,398	823	5,067	3,843
Operating and Other Expense	3,637	2,383	13,446	11,185

Income from Continuing Operations	20,615	7,500	29,953	5,236

Discontinued Operations:
(Loss) gain on sale of real estate, net of tax	—	(408)	257	4,432
Loss from discontinued operations, net	—	(64)	—	(198)
Mortgage prepayment penalty	—	(577)	—	(712)
(Loss) Income from Discontinued Operations	—	(1,049)	257	3,522

Income Before Preferred Stock Dividends	20,615	6,451	30,210	8,758
Less: Preferred Stock Dividends	2,040	2,040	8,160	8,160
Net Income to Common Stockholders	$18,575	$4,411	$22,050	$598

Earnings Per Share of Common Stock:
Earnings (loss) from continuing operations – basic and diluted	$0.16	$0.07	$0.24	$(0.03)
(Loss) earnings from discontinued operations – basic and diluted	—	(0.01)	—	0.04
Earnings per share – basic and diluted	$0.16	$0.06	$0.24	$0.01

Dividends declared per share of common stock	$0.145	$0.060	$0.415	$0.210

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
(In Thousands)	(Unaudited)

Net income before preferred stock dividends	$20,615	$6,451	$30,210	$8,758
Other Comprehensive Income:
Unrealized gain/(loss) on investment securities arising during the period, net	44,647	(8,935)	49,352	6,165
Reclassification adjustment for net losses included in net income from MBS	634	—	10,875	24,568
Unrealized loss on Caps arising during the period, net	—	(155)	(83)	(342)
Unrealized (loss)/gain on Swaps arising during the period, net	(72,296)	934	(100,252)	(2,573)
Comprehensive (loss)/income before preferred stock dividends	(6,400)	(1,705)	(9,898)	36,576
Dividends on preferred stock	(2,040)	(2,040)	(8,160)	(8,160)
Comprehensive (Loss)/Income to Common Stockholders	$(8,440)	$(3,745)	$(18,058)	$28,416